Exhibit 10.5
NINTH AMENDMENT TO THE PROGESSIVE CORPORATION
EXECUTIVE DEFERRED COMPENSATION TRUST
(November 8, 2002 Amendment and Restatement)

THIS NINTH AMENDMENT, dated and effective as of the sixteenth day of January, 2015, unless otherwise specified herein, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Company”);
WITNESSETH:
WHEREAS, the Trustee and the Company heretofore entered into a Trust Agreement dated November 8, 2002, with regard to The Progressive Corporation Executive Deferred Compensation Trust (the “Trust”); and

WHEREAS, the Company hereby directs the Trustee, in accordance with Sections 5 and 8(g) of the Agreement, as follows: (i) at the close of business (4:00 p.m. ET) (“Market Close”) on January 16, 2015, to transfer in kind all participant balances held in The Progressive Corporation Stock Fund (share accounted) to The Progressive Corporation Stock Fund (real time traded) at its net asset value on such day; (ii) to redirect all participant contributions directed to The Progressive Corporation Stock Fund (share accounted) after the Market Close on January 16, 2015to be invested in The Progressive Corporation Stock Fund (real time traded) and (iii) to permit no further investments in The Progressive Corporation Stock Fund (share accounted) as an investment option for the Plan after the Market Close on January 16, 2015. The parties hereto agree that the Trustee shall have no discretionary authority with respect to the transfer in kind directed by the Company. Any variation from the procedure described herein may be instituted only at the express written direction of the Company; and
WHEREAS, effective January 16, 2015the Company desires to remove the Share Accounted Trading language from the Trust Agreement and replace it with Real Time Traded language for The Progressive Corporation Stock Fund; and

WHEREAS, the Trustee and the Company now desire to amend said Trust Agreement as provided for in Section 12 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Company hereby amend the Trust Agreement by:

(1)	Effective January 16, 2015, deleting the third sentence of Section 5(c), Investment Directions, and inserting in lieu thereof the following:

In such cases, Participants may provide directions with respect to their hypothetical investments under the Plan by use of the system maintained for such purposes by the Trustee or its agents, as may be agreed upon from time to time by the Company and the Trustee, and shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual . The Trustee shall not be liable for any loss or expense that arises from a Participant’s exercise or non-exercise of rights under this Section 5 over the assets in the Participant’s accounts. “Plan Administration Manual” shall mean the document which sets forth the mutually agreed upon, subject to the final review and approval by the Company, administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time.

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(2)	Effective January 16, 2015, restating Section 5(e), Company Stock, in its entirety as follows:

(e)    Company Stock.
Trust investments in Company Stock shall be made via the Stock Fund.

(i)	Acquisition Limit.
Pursuant to the Plan, the Trust may be invested in Company Stock to the extent necessary to comply with investment directions under this Agreement. The Company shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

(ii)	Duty.
The Company shall continually monitor the suitability of acquiring and holding Company Stock. The Trustee shall not be liable for any loss, or expense, which arises from the directions of the Company with respect to the acquisition and holding of Company Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by any applicable law or would be contrary to the terms of this Agreement.

(iii)	Purchases and Sales of Company Stock for Batch Activity.
Unless otherwise directed by the Company in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Company Stock for contributions, distributions, or any other purchase or sale of Company Stock related to a transaction that the Company has directed the Trustee in writing to implement on a batch basis (“batch activity”).
(A)     Open Market Purchases and Sales. Purchases and sales of
Company Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended from time to time, as necessary to honor batch activity. Such general rules shall not apply in the following circumstances:

(1)	If the Trustee is unable to purchase or sell the total
number of shares required to be purchased or sold on such day as a result of market conditions; or

(2)	If the Trustee is prohibited by the SEC, the NYSE or
principal exchange on which the Company Stock is traded, or any other regulatory or judicial body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of a circumstance described in (1) or (2) above, the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible, and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow written directions from the Company to deviate from the above purchase and sale procedures.
(B)    Purchases and Sales from or to Company. If directed by the Company in writing prior to the trading date, the Trustee may purchase or sell Company Stock from or to the Company if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged.

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(iv)	Purchases and Sales of Company Stock for Participant-Initiated
Exchanges (“Real Time” Trading).

Unless otherwise directed by the Company in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Company Stock for Participant-initiated exchanges of hypothetical investment in Company Stock.
(A)    Purchases and Sales of Company Stock. Purchases and sales of Company Stock associated with individual Participant-initiated exchanges into or out of a Participant’s hypothetical interest in the Stock Fund shall be made on the open market pursuant to order types selected by the Participant in accordance with the Trustee’s procedures for “Real Time Trading.” The Company may instruct the Trustee to limit the order types available to Participants.
(1)Automated Order Entry. Company Stock trades associated with Participant-initiated exchanges of a Participant’s hypothetical interest in the Stock Fund shall be sent to market as soon as administratively feasible during regular trading hours via an electronic order entry system, unless such trade is treated as a block trade. Such electronic order entry system shall be deemed an Electronic Service for purposes of Section 13 of this Agreement.
(2)Limitations on Trades; Cancellation of Exchange Requests. Trades rejected under rules of the applicable securities exchange will not be executed. The Trustee will not submit orders (or will cancel orders) for stock trades that violate the provisions of this Trust Agreement. The Trustee shall not submit any trade order associated with a Participant-initiated exchange of a Participant’s hypothetical interest in the Stock Fund at any time when the Stock Fund has been closed to such activity. Trades associated with Participant-initiated exchanges of a Participant’s hypothetical interest in the Stock Fund shall not be transacted at any time when the regular market is closed, or when the SEC, the NYSE or principal exchange on which the Company Stock is traded, or any other regulatory or judicial body has prohibited purchases or sales of any or all of the shares requested to be traded pursuant to the Participant-initiated exchange of a Participant’s hypothetical interest in the Stock Fund. An exchange requested by the Participant in a Participant’s hypothetical interest in the Stock Fund shall be rejected or cancelled, as the case may be, to the extent any accompanying hypothetical trade is not submitted, not executed or cancelled.
(B)    Reserve Requirements for Exchanges Into Stock Fund and Corrective Sales. The Participant’s ability to initiate hypothetical exchanges into the Stock Fund shall be subject to standard reserve requirements applicable to the investment options used to fund the exchange, as established by the Trustee from time to time (or such higher reserve requirements as may be established by the Company in written direction to the Trustee). Requests to exchange into the Stock Fund that exceed such reserves, and accompanying trade orders, may be rejected or cancelled. In the event that a buy trade associated with a request to exchange into Company Stock is executed, and the Participant does not have sufficient hypothetical interest in assets in the designated investment option to fund the trade, the Trustee will liquidate the hypothetical interest in the investment options (including those held in other sources eligible for liquidation) in the affected Participant’s account pro rata. In the event that the Participant does not have sufficient hypothetical interest in assets in any other investment option, the Trustee shall initiate a corrective sale, and shall debit the costs of such corrective trade from the Participant’s hypothetical account.
(C)    Fractional Shares. Participants will be entitled make hypothetical exchanges out of hypothetical interests in fractional shares in the Stock Fund only in connection with a request to exchange out the entire hypothetical balance of their Stock Fund (or the entire hypothetical balance in a particular source, as applicable). Fractional shares will be transacted at the price determined by the stock trade order selected by the Participant.

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(v)	Use of an Affiliated Broker.
For all purchases and sales of Company Stock on the open market, whether Participant-initiated or otherwise, the Company hereby directs the Trustee to use Fidelity Brokerage Services LLC (“FBSLLC”) to provide brokerage services. Subject to the provisions of this agreement, FBSLLC shall execute such trades directly or through any of its affiliates. The provision of brokerage services shall be subject to the following:
(1)    Any successor organization of FBSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision. FBSLLC may assign its rights and obligations under this agreement to any affiliate, provided that the assignee is bound by the terms hereof, including the provisions concerning remuneration.

(2)	The Trustee and FBSLLC shall continue to rely on this
direction provision until notified to the contrary. The Company reserves the right to terminate this direction upon written notice to FBSLLC (or its successors or assigns) and the Trustee, in accordance with Section 11 of this Agreement.

(3)The Company acknowledges that FBSLLC (and its successors and assigns) may rely upon this Agreement in establishing an account in the name of the Trustee for the Plan, and in allowing each Participant to exercise limited trading authorization over such account, to the extent of his or her individual account balance in the Stock Fund subject to Participant direction.

(vi)	Securities Law Reports.
The Company shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Company Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Company Stock pending the filing of any report. The Company shall be responsible for the registration of any Plan interests to the extent required under Federal or state securities law. The Trustee shall provide to the Company such information on the Trust's ownership of Company Stock as the Company may reasonably request in order to comply with Federal or state securities laws.

(vii)	Voting and Tender Offers.
Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of Company Stock held under the Trust.  The Company shall provide direction to the Trustee with respect to any proxy voting, any tender or exchange offer, or any other similar shareholder right, and the Trustee shall vote, tender or exchange shares of Company Stock in accordance with timely, written direction from the Company.  Unless otherwise required by applicable law, the Trustee shall not take any action with respect to vote, tender, exchange or similar shareholder right in the absence of instruction from the Company.  For these purposes, a timely direction is one that is received at a time that reasonably allows the Trustee to exercise its rights, through a custodian, if applicable.

(viii)	General.
With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Company Stock, the Trustee shall follow the procedures set forth in subsection (vii) above .

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(ix)	Conversion.
All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of Company Stock.

(3)	Effective at Market Close on January 16, 2015, amending the “investment options” section of Schedule “A” to add the following:
The Progressive Corporation Stock Fund (Real Time Traded)

(4)	Effective at Market Close on January 16, 2015, amending the “investment options” section of Schedule “A” to delete the following:
The Progressive Corporation Stock Fund (Share Accounted)

(5)	Effective January 16, 2015, removing Schedule “E”, Exchange Guidelines, in its entirety.

IN WITNESS WHEREOF, the Trustee and the Company have caused this Ninth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION	FIDELITY MANAGEMENT TRUST
COMPANY

By: ____________________________________     By: _______________________________________
Its Authorized Signatory Date        FMTC Authorized Signatory Date

M:\LEGAL\MRU\L940161 (EDCP)\CAMT_DC_Progressive Corporation_9th Amendment rev 11 06 14(share accounted to RTT) MRU.doc

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